Filed pursuant to Rule 424(b)(3)
Registration No. 333-151570

PROSPECTUS

DOLAT VENTURES, INC.

2,600,000 SHARES

OF

COMMON STOCK

This prospectus relates to the resale of up to 2,600,000 shares of our common stock, par value $0.001 per share.

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is not traded on any market or securities exchange.

The selling shareholders will sell our shares at $0.02 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This offering price was arbitrarily determined by us. The expenses of the offering are estimated at $12,500 and will be paid by us.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE ‘‘RISK FACTORS’’ BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this offering, Dolat Ventures, Inc., or the shares of our Common Stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it.

The date of this prospectus is June 30, 2008.

DOLAT VENTURES, INC.
(An Exploration Stage Company)

Summary

This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under ‘‘Risk Factors,’’ and our financial statements and their accompanying notes.

In this prospectus, ‘‘Dolat,’’ ‘‘the Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our,’’ refer to Dolat Ventures, Inc., unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending February 28. Unless otherwise indicated, the term ‘‘common stock’’ refers to shares of the Company’s common stock.

The Company

We were incorporated on April 13, 2006, in the state of Nevada. We intend to engage in the business of mineral property exploration. On October 4, 2006, our former president, Steve Smith, acquired, on our behalf, our first claim for a property called the Paula Property. On December 11, 2006, Mr. Smith acquired, on our behalf, two additional claims on the Paula Property. Therefore, we acquired a 100% interest in 3 map-staked claims of the Paula Property covering 2,707.4 acres (1,096 hectares). In December 2006, we retained an independent mining geoscientist to prepare a technical report on the property, which was completed in November 2007 and amended on April 20, 2008. Our objective is to conduct mineral exploration activities on the Paula Property in order to assess whether it possesses economic reserves of copper, gold and silver. We have not yet identified any economic mineralization on the property.

We are a company without revenues or operations, we have minimal assets and have incurred losses since inception. As a result, we will require additional financing in order to complete the full exploration program described more fully in the section entitled, ‘‘Description of Property.’’

Our principal offices are located at 2280 – 68th Street NE, Calgary, Alberta T1Y 7M1. Our telephone number is (403) 870-4383.

The Offering

Securities Being Offered	Up to 2,600,000 shares of common stock.

Initial Offering Price	The selling shareholders will sell our shares at $0.02 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This price was determined arbitrarily by us.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering	The offering will conclude when all of the 2,600,000 shares of common stock have been sold or we, in our sole discretion, decide to terminate the registration of the shares. We may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We also may terminate the offering for no reason whatsoever.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See ‘‘Risk Factors’’ beginning on page 5.

Common Stock Issued and Outstanding Before Offering	6,600,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by our existing shareholders.

Common Stock Issued and Outstanding After Offering	6,600,000 shares

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

The following tables set forth a summary of the Company’s financial information as provided in its year-end financial statements. You should read this information together with our audited consolidated financial statements and the notes thereto appearing elsewhere in this prospectus and the information under ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations.’’

Balance Sheet Data

	February 29, 2008	February 28, 2007
Cash	$20,289	$22,932
Total Assets	$21,683	$23,932
Liabilities	$850	$—
Total Stockholders’ Equity	$20,833	$23,932

Statements of Operations

	Year Ended February 29, 2008	From April 10, 2006 (inception) to February 28, 2007
Revenue	$—	$—
Net Loss for the Period	$(3,099)	$(5,068)

Risk Factors

You should carefully consider the risks described below before buying common stock offered though this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related To Our Business

If we do not obtain additional financing, our business will fail.

Our business plan calls for ongoing expenses in connection with the exploration of the Paula Property. We have not generated any revenues from operations to date and we will not receive any funds from this offering.

As of February 29, 2008, we had cash on hand of $20,289. Our business plan calls for significant expenses in connection with the exploration of the Paula Property. We have sufficient funds to conduct the recommended exploration program on the claim, which is estimated to cost $19,002. If successful, we will need additional funds to complete the next phase of our exploration program. Even after completing these two phases, we will not know if we have a commercially viable mineral deposit.

We may not be able to implement our business plan without obtaining additional financing. If this financing is not available or obtainable, investors may lose a substantial portion or all of their investment. If adequate funds are not available to satisfy our immediate or intermediate capital requirements, we will limit our operations significantly. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all. The most likely source of future funds presently available to us is through the sale of additional shares of common stock, which could result in dilution to existing shareholders.

Evaluating our business is difficult because we have not yet commenced business operations.

We were incorporated on April 13, 2006 and to date have been involved primarily in organizational activities. We have not earned revenues as of the date of this Prospectus and have incurred total losses of $8,167 from the date of our incorporation to February 29, 2008.

You cannot evaluate our business or our future prospects due to our lack of operating history. To date, our business development activities have consisted solely of organizational activities. Potential investors should be aware of the difficulties normally encountered by development stage companies and the high rate of failure of such enterprises. In addition, there is no guarantee that we will commence business operations or that our business operations will be profitable.

Furthermore, prior to completion of our exploration program, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to continue incurring significant losses in the foreseeable future. We recognize that if we are unable to generate significant revenues from the development of the Paula Property and any production of minerals from the claim, we will not be able to earn profits or continue operations.

Very few mineral properties are ultimately developed into producing mines.

The business of exploration for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. Most exploration projects do not result in the discovery of commercially viable deposits of mineralization. At present, the Paula Property has no known body of commercially viable deposits of mineralization.

Substantial expenditures are required for us to establish mineralization reserves through drilling, to develop metallurgical processes, to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining.

Although substantial benefits may be derived from the discovery of a major mineral deposit, we cannot assure you that we will discover minerals in sufficient quantities to justify commercial operations or that we can obtain the funds required for development on a timely basis. The economics of developing precious and base metal mineral properties is affected by many factors including the cost of operations, variations in the grade of mined ore, fluctuations in metal markets, costs of processing equipment and other factors such as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.

Mineral exploration involves a high degree of risk against which we are not currently insured.

Unusual or unexpected rock formations, formation pressures, fires, power outages, labor disruptions, flooding, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the operation of mines and the conduct of our exploration program. It is not always possible to fully insure against such risks and we may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of our shares of common stock. Additionally, we do not currently maintain insurance against environmental risks relating to the Paula Property.

Mining accidents or other material adverse events at our mining locations may reduce our production levels.

Mining accidents, such as, a pit wall failure in an open pit mine or cave-ins or flooding at underground mines, may cause our production to fall below historic or estimated levels. In addition, production may be unexpectedly reduced at a location if during the course of mining unfavorable ground conditions or seismic activities are encountered, ore grades are lower than expected, the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected, or our equipment, processes or facilities fail to operate properly or as expected.

As we undertake exploration of the Paula Property, we will be subject to certain existing and future government regulations, which may increase the anticipated time and cost of our exploration program and may require permits and licenses that we may be unable to obtain.

There are several governmental regulations that materially restrict the exploration of minerals, including the Mineral Tenure Act of the Province of British Columbia and we may be required to obtain licenses, work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program. Furthermore, there can be no assurance that we will be able to obtain all the necessary licenses and permits that may be required to conduct exploration, development and mining operations on the Paula Property.

In addition, our operations may be subject to new environmental regulations promulgated by government agencies from time to time. Environmental legislation provides for restrictions and prohibitions on spills, and release or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution. A breach of such legislation may result in the imposition of fines and penalties. Environmental legislation is evolving in a manner which means that standards, enforcement, fines and penalties for non-compliance are more stringent.

Furthermore, certain types of operations require the submission and approval of environmental impact assessments. Environmental impact assessments of proposed projects carry a heightened degree of responsibility for the Company and our directors, officers and consultants. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of our operations. The Company carries no environmental liability insurance.

Because market factors in the mining business are out of our control, we may not be able to market any minerals that may be found.

We can provide no assurance that we will discover minerals, or if we should discover minerals that a ready market will exist for such minerals. Numerous factors beyond our control may affect the marketability of minerals including: market fluctuations; the proximity and capacity of natural resource markets and processing equipment; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital.

If we fail to make required payments or expenditures, we could lose title to the Paula Property.

The Paula Property claims have an expiration date of August 11, 2008. In order to maintain the tenures in good standing, we are required to retain an agent to perform and record valid exploration work with a value of $4 Canadian Dollars (‘‘CDN’’) per hectare in the first, second, and third years and CDN$8 per hectare in subsequent years, or pay the equivalent sum to the Province of British Columbia in lieu of the work. Failure to perform and record valid exploration work or pay the equivalent sum to the Province of British Columbia on the anniversary dates will result in forfeiture of our title to the Paula Property claim.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all phases. We will compete with many companies possessing greater financial resources and technical facilities for the acquisition of mineral concessions, claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees. We cannot assure you that we will be able to compete successfully with any of these companies.

Our management has only limited experience in resource exploration.

Our management, while experienced in business operations, has only limited experience in resource exploration. Our sole officer and director does not have any significant technical training or experience in resource exploration or mining. We rely on the opinions of consulting geologists that we retain from time to time for specific exploration projects or property reviews. As a result of management’s inexperience, we face a greater risk of being unable to achieve profitability or complete our business plan.

We need to continue as a going concern if our business is to succeed.

Our business condition, as indicated in the Report of Independent Registered Public Accounting Firm, raises substantial doubt as to whether we can continue as a going concern. To date, we have completed only part of our business plan and we cannot assure you that we will be able to generate enough revenue to achieve profitability. At this time, we cannot predict with any degree of certainty the potential success of our business. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Because we hold all of our cash reserves in United States dollars, we may experience weakened purchasing power in Canadian dollar terms and may not be able to afford to conduct our planned exploration program.

We hold all of our cash reserves in United States dollars. Due to foreign exchange rate fluctuations, the value of these United States dollar reserves can result in both translation gains and losses in Canadian dollar terms. If there was to be a significant decline in the United States dollar versus the Canadian dollar, our United States dollar purchasing power in Canadian dollars would also significantly decline. If there is a significant decline in the United States dollar we would not be able to afford to conduct our planned exploration program. We have not entered into derivative instruments to offset the impact of foreign exchange rate fluctuations.

Any additional funding we arrange through the sale of our common stock will result in dilution to existing shareholders.

We will require additional capital in order to achieve our business plan. Our most likely source of additional capital will be through the sale of additional shares of common stock. The sale of additional shares of common stock will result in dilution to our existing stockholders and will negatively affect the value of an investor’s shares.

Estimates of proven and probable reserves are uncertain.

Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. Mineral producers use feasibility studies to derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, comparable facility, equipment, and operating costs, and other factors. Actual cash operating costs and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change. At present, Paula Property has no known body of commercial mineralization.

It may be difficult to enforce judgments or bring actions outside the United States against us and our officer and directors.

Our sole officer and director resides outside of the United States and a substantial amount of our assets are located outside of the United States. As a result, it may be difficult or impossible for you to (i) enforce in courts outside the United States judgments obtained in United States courts based upon the civil liability provisions of the United States federal securities laws against these persons and us; or (ii) bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against us and our officer and director.

Risks Relating To Our Common Stock

Because our director owns 60.6% of our outstanding common stock, she will make and control corporate decisions that may be disadvantageous to minority shareholders.

Our director owns approximately 60.6% of the outstanding shares of our common stock. Accordingly, she will have significant influence in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and a change in control. The interests of our director may differ from the interests of our other shareholders and thus result in corporate decisions that are disadvantageous to our other shareholders.

Currently, there is no public market for our securities, and we cannot assure you that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, our common stock is likely to be subject to significant price fluctuations.

Currently, our common stock is not listed on any public market, exchange, or quotation system. Although we are taking steps to have our common stock publicly traded, a market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the OTC Bulletin Board or if traded, a public market may not materialize. Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their stock. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased, rendering their shares effectively worthless and resulting in a complete loss of their investment.

We are planning to identify a market maker to file an application with the Financial Industry Regulatory Authority, Inc. (‘‘FINRA’’) on our behalf so that we may quote our shares of common stock on the OTC Bulletin Board (which is maintained by the FINRA) commencing upon the effectiveness of our registration statement of which this prospectus is a part. We cannot assure you that such market maker’s application will be accepted by the FINRA. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because we will be subject to ‘‘penny stock’’ rules once our shares are quoted on the OTC Bulletin Board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in ‘‘penny stocks’’ are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and ‘‘accredited investors’’ must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our fiscal year ending February 28, 2009, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of fiscal 2008. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of February 28, 2009. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

The costs to meet our reporting and other requirements as a public company subject to the Securities Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

Upon becoming a public entity, subject to the reporting requirements of the Securities Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $30,000 per year for the next few years and will be higher if our business volume and activity increases. These obligations will reduce our ability and resources to fund other aspects of our business and may prevent us from meeting our normal business obligations.

We may be considered a shell company, in which case investors may not be able to use Rule 144 for the resale of our securities.

The SEC defines a shell company as a company with (1) no or nominal operations and (2) either (i) no or nominal assets; (ii) assets consisting solely of cash or cash equivalents, or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. Although management does not believe the Company meets the definition of a shell company, in the event that the SEC determines that the Company is a shell company, Rule 144 would not be available for resales of our securities until such time as (a) we cease to be a shell company; (b) we are subject to the Exchange Act reporting requirements; (c) we have filed all Exchange Act reports during the proceeding twelve months; and (d) at least one year has elapsed from the time we file ‘‘Form 10-type information’’ reflecting the fact that we have ceased to be a shell company. If the SEC makes such determination, and, until such time as we are able to satisfy the criteria in (a) through (d) above, investors in our securities would only be able to sell their securities pursuant to a valid registration statement or provided another exemption from registration is available.

Forward-Looking Statements

This Prospectus contains ‘‘forward-looking statements’’ and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this Prospectus, the words anticipate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘project,’’ ‘‘should’’ and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in ‘‘Business’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations.’’ These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this Prospectus. Subject at all times to relevant securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The selling shareholders will sell our shares at $0.02 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price, based upon the price of the last sale of our common stock to investors. There is no assurance of when, if ever, our stock will be listed on an exchange.

Dilution

The common stock to be sold by the selling shareholders in this Offering is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 2,600,000 shares of common stock offered through this prospectus. These shares were acquired from us in private placements that were exempt from registration under Regulation S of the Securities Act of 1933. The shares include the following:

1.	1,000,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on June 29, 2006;

2.	800,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on August 21, 2006;

3.	800,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on December 1, 2006.

We agreed to register for resale shares of common stock by the selling shareholders listed below. The selling shareholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling shareholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling shareholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of April 18, 2008. All information contained in the table below is based upon information provided to us by the selling shareholders and we have not independently verified this information. The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as may be indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer. In addition, the selling stockholders purchased the stock from us in the ordinary course of business. At the time of the purchase of the stock to be resold, none of the selling shareholders had any agreements or understandings with us, directly or indirectly, with any person to distribute the stock.

For purposes of this table, beneficial ownership is determined in accordance with Securities and Exchange Commission’s rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The ‘‘Number of Shares Beneficially Owned after the Offering’’ column assumes the sale of all shares offered.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to this Offering(1)	Number of Shares to Be Offered for Selling Shareholder’s Account	Number of Shares to Be Beneficially Owned upon Completion of this Offering	Percentage of Shares Beneficially Owned upon Completion of this Offering
Hussaini, Delara(2)	250,000	250,000	-0-	-0-
Rickerby, Scott	250,000	250,000	-0-	-0-
Schaus, Shellene	250,000	250,000	-0-	-0-
Visona, Heidy	250,000	250,000	-0-	-0-
Aspinall, Craig	50,000	50,000	-0-	-0-
Gee, William	50,000	50,000	-0-	-0-
Grant, Andrew	50,000	50,000	-0-	-0-
Harrison, Barbara	50,000	50,000	-0-	-0-
Khanuja, Rupika	50,000	50,000	-0-	-0-
Madriaga, Beverly	50,000	50,000	-0-	-0-
Powell, David	50,000	50,000	-0-	-0-
Powell, Valerie	50,000	50,000	-0-	-0-
Robson, Nicole	50,000	50,000	-0-	-0-
Gillis, Rosalind	50,000	50,000	-0-	-0-
Ryder, Andrew	50,000	50,000	-0-	-0-
Schaus, Mabel	50,000	50,000	-0-	-0-
Scarborough, Jeff	50,000	50,000	-0-	-0-
Schaus, Richard	50,000	50,000	-0-	-0-
Souter, Robert	50,000	50,000	-0-	-0-
Souter, Christine	50,000	50,000	-0-	-0-
Carrigan, John	100,000	100,000	-0-	-0-
Dingsdale, Christine	100,000	100,000	-0-	-0-
Faulkner, Robert	100,000	100,000	-0-	-0-
Faulkner, Tina	100,000	100,000	-0-	-0-
Lowrey, Scott	100,000	100,000	-0-	-0-
MacLeod, Kenneth	100,000	100,000	-0-	-0-
Schaus, May Ann	100,000	100,000	-0-	-0-
Visona, Roger	100,000	100,000	-0-	-0-
Total	2,600,000	2,600,000	-0-	-0-

(1)	Unless otherwise indicated, the selling shareholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling shareholders.
(2)	Ms. Delara Hussaini is the sister-in-law of Nigar Lila, our Director.

To our knowledge, none of the selling shareholders:

a.	has had a material relationship with the Company (other than as a shareholder) at any time within the past three years; or

b.	has ever been an officer or director of the Company, except as noted above; or

c.	are related to our sole officer and director, except as noted above.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions.

We are in the process of applying to have our shares of common stock registered on the OTC Bulletin Board. We anticipate that once the shares are trading on the OTC Bulletin Board or any other market the selling shareholders will sell their shares directly into any such market.

The selling shareholders will initially sell our shares at $0.02 per share until such time as our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors. We cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The shares may be sold by the selling shareholders, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

The shares may also be sold in compliance with Rule 144 of the Securities Act.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and we have informed them that they may not, among other things:

1.	engage in any stabilization activities in connection with the shares;

2.	effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

3.	bid for or purchase any of the shares or rights to acquire the shares or attempt to induce any person to purchase any of the shares or rights to acquire the shares, other than as permitted under the Securities Exchange Act of 1934.

Description of Securities to be Registered

General

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share.

All of the shares of our authorized capital stock, when issued for such consideration as our Board of Directors may determine, shall be fully paid and non-assessable.

Common Stock

As of date of this prospectus, there were 6,600,000 shares of our common stock issued and outstanding, held by 29 shareholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder for voting. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of our common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidations, mergers or amendments to our articles of incorporation.

Holders of our common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share of common stock entitles its holder to participate pro rata in all assets that remain after the payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We do not have an authorized class of preferred stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

We do not currently have a transfer agent. We are currently in the process of identifying potential transfer agents and plan to select one as soon as practicable.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The legality of the common stock offered by this prospectus and certain legal matters in connection with this offering will be passed upon for us by our counsel; Gersten Savage LLP, located at 600 Lexington Avenue, New York, New York 10022.

The financial statements included herewith have been audited by LBB & Associates Ltd., LLP, located at 2500 Wilcrest Dr., Suite 150, Houston, TX 77042 to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the Securities and Exchange Commission, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Description of Business

Overview

We were incorporated on April 13, 2006 in the state of Nevada. Steve Smith and Jabeen Boga were appointed as our initial directors and Mr. Smith was appointed as our president, chief executive officer, secretary and treasurer. On June 30, 2006, Mr. Smith and Ms. Boga resigned as directors and officers of our company and were replaced by Ms. Nigar Lila. Simultaneously, they sold their stock-holdings to Ms. Lila.

We intend to engage in the business of mineral property exploration on three map-staked claims (each, a Paula Claim and, collectively, the ‘‘Paula Claims’’) covering 2,707.4 acres (1,096 hectares) in the Kamloops Mining Division, Kamloops Division of the Yale Land District of British Columbia, Canada (the ‘‘Paula Property’’).

In December 2006, we commissioned Mr. John Ostler, a professional geologist in Vancouver, British Columbia, to prepare a geological report on the Paula Property. On April 20, 2008, we requested that Mr. Ostler update the report. The geological report summarizes the results of exploration on the Paula Property and makes a recommendation for further exploration work. Currently, there is no assurance that a commercially viable mineral deposit exists on the Paula Property, our sole mineral property interest, and we will require further exploration before we can make a final evaluation as to the economic and legal feasibility. Economic feasibility refers to a formal evaluation completed by a geoscientist or geologist which confirms that the property can be successfully operated as a mine. Legal feasibility refers to a formal survey of the claims boundaries to ensure that all discovered mineralization is contained within these boundaries.

Description of Property

The Paula Property comprises 3 map-staked claims covering 2,707.4 acres (1,096 hectares), located in the Kamloops Mining Division, Kamloops Division of the Yale Land District of British Columbia, Canada. On October 4, 2006, we purchased the first Paula Claim from Joe Lawrence for $1,000. On December 11, 2006, our former president, Steve Smith map-staked the second and third Paula Claims to gain control of the ground surrounding the aeromagnetic high located about 1.1 mi (1.75 km) west-northwest of the Ivor showings area along the Ivor horizon. The mineral tenure expenses for the second and third Paula Claims were $393.76. Mr. Smith is holding the all of the Paula Claims in trust for the Company. In November 2007, we paid $1,012 (in lieu of work on the Claims) in order to maintain the Paula Claims in good standing and extend the expiration date to August 11, 2008. The total cost of the Paula Property acquisition (including the cash payment to extend the expiration date of the Claims) was $2,405.76.

Our plan of operation is to conduct exploration work on the Paula Property in order to ascertain whether it possesses economically feasible quantities of copper, lead, zinc, gold or silver. There can be no assurance that economic mineral deposits or reserves exist on the Paula Property until appropriate exploration work is done and an economic evaluation based on such work concludes that production of minerals from such property is economically feasible. We intend to continue exploration on the Paula Property until the geologist that oversees the program advises us that it is unlikely that the Paula Claims could contain a mineral deposit.

Mineral property exploration is typically conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. We have not yet commenced the initial phase of exploration on the Paula Property. Once we complete each phase of exploration, our directors will make a decision as to whether or not we proceed with each successive phase based upon the recommendations of the independent geoscientist who oversees the program and records the results.

Even if we complete the currently recommended exploration programs on the Paula Property and they are successful, we will need to spend substantial additional funds on further drilling and engineering studies before we will ever know if there is a commercially viable mineral deposit, known as a ‘‘reserve,’’ on the property.

Title to the Paula Property

We are the beneficial owner of a 100% interest in the ‘‘Paula Claims.’’ They are being held in trust for the us by Steve Smith, our former president. There are no other underlying agreements or interests in such claims. The fee simple owner of the real property underlying the Paula Claims is the government of British Columbia, Canada. The government has the right to sell title to this land to a third party, but is unlikely to do so given the remote location of the property. We have the right to explore the property for mineralization, provided such exploration does not unreasonably disturb the fee simple owner’s use of the land. Because the Paula Property is undeveloped, the British Columbia government’s rights to the land use will not be impacted and it will not have any obligations respecting the land.

Specifics of the Paula Claims are as follows:

Claim Name	Claim Number	Area	Date of Expiration
Paula	556489	1,002.8 acres	August 11, 2008
Paula 2	547206	1,203.3 acres	August 11, 2008
Paula 3	547209	501.3 acres	August 11, 2008

In order to keep the Paula Claims in good standing beyond this date, we must incur at least $6,000 in exploration work prior to August 11, 2008. Alternatively, we can pay a fee of $4,822.40 (in lieu of exploration work) to keep the Paula Claims in good standing for an additional year.

Description, Location and Access

The southern and central parts of the Paula Property are located on mostly gentle slopes surrounding the peak of Mount Mobley. Its northwestern part covers the steep southwestern slopes of the Scotch Creek valley. The Paula Property is located in the Shuswap Highland of the southern Interior Plateau of southern British Columbia. Elevations range from 6,776 ft. (2,065.3 m) at the peak of Mount Mobley in the western part of the property to about 3,700 ft. (1,127.8 m) at the property’s northwestern corner.

The locations of the property center and significant exploration areas within the Paula Property are as follows:

Center of Entity	U.T.M. Co-ordinates	Longitude and Latitude
Property center	5,662,367N., 343,475 E.	51E 05’ 29’’ N. 119E 14’ 47’’ W.
Aeromagnetic high	5,661,845 N. 344,700 E.	51E 05’ 38’’ N. 119E 14’ 20’’ W.
Ivor trenches	5,662,647 N. 343,232 E.	51E 05’ 19’’ N. 119E 13’ 03’’ W.

Although the boundaries of the Paula Property have not been surveyed and their exact positions have not been defined on the ground, those positions have been defined precisely on the provincial mineral tenure grid. Consequently, there is no legal uncertainty regarding the location and the area covered by the Paula Claims.

There is no private land or aboriginal homeland on or adjacent to the property and there is no plant or equipment, inventory, mine or mill structure of any value on the property.

Adequate fresh water for a small mining operation could be pumped up from a reservoir constructed on the creek located about 1.2 mi (2 km) northeast of the property. That water would have to be pumped up through an elevation difference of about 1,700 ft (518.2 m). A large mining operation would require water to be pumped up from Scotch Creek, located about 2.1 mi (3.5 km) north of, and about 3,700 ft. (1,127.7 m) downhill from, the peak of Mount Mobley.

The southeastern part of the Paula Property is covered with extensive alpine meadows that host widely spaced clumps of dwarfed pine and spruce trees. The northwestern part of it hosts a second-growth forest of spruce, pine, fit and cedar. There is little timber suitable for mining on the property. However, timber is available from the many saw mills operating throughout the region.

A trunk power transmission line runs along the Scotch Creek valley. Its nearest point is about 2.4 mi (4 km) northeast of the peak of Mount Mobley. If that line could not be accessed, power would have to be generated on site.

The Paula Property straddles a rounded ridge that connects Mount Mobley near its northeastern end with Crowfoot Mountain at its southwestern end. Terrain on the ridge is comprised mostly of gently undulating slopes. Rock outcrop is sparse southeast of the peak and reasonably abundant on the steeper slopes northwest of it.

Soil profiles on most of the Paula Property are sufficiently well developed for soil geochemical surveys to be successful in identifying areas of anomalous metal concentrations. Soil surveys have been used successfully during previous exploration programs in the area.

The region around the property has hot dry summers and cool winters with moderate snow and rainfall. The property is clear of snow from May to November. The closest weather station to the property is at Salmon Arm, British Columbia located on B.C. Highway 1 (the Trans-Canada Highway), a few miles east of Chase, B.C.

Average temperature:

January:	High 35.8F. (2.1C.)	July:	High 78.6F (25.9C.)
	Low 22.3F. (−5.4C.)		Low 52.5F (11.4C.)

Average annual precipitation:

26.4 inches (669 mm), of which 19.2 inches (487 mm) falls as rain and 7.2 inches (182 mm) falls as snow (This translates into 72 inches or 182 cm of actual snowfall.)

We will be unable to conduct exploration on the property generally from November to March of each year due to snowfall. Accordingly, we intend to schedule exploration programs from the spring to autumn each year.

There are two road access routes to the Paula Property area from Highway 1. The northern route utilizes roads up the southeastern slope of Scotch Creek; the southern route climbs to near the peak of Crowfoot Mountain and traverses the ridge to Mount Mobley. The roads up Crowfoot Mountain and along the ridge to Mount Mobley normally can be traversed only by four-wheel drive vehicles.

The nearest supply and service center to the property is the town of Chase, located on Highway 1. Chase has adequate resources to service a moderate surface exploration program. Also, it is located along the Canadian Pacific Railway’s main line. The closest railway sidings to the property are at Chase.

The City of Kamloops, located about 31.1 miles (51 km) west of Chase along Highway 1, has services necessary to support a mining operation. The city has a regional airport with scheduled jet service to other parts of North America. Also, it is located at the junction of major north-south and east-west rail routes. Canadian Pacific’s main line westward to the port of Vancouver runs generally parallel with Highway 1 from Chase to Vancouver, located 247.7 miles (406 km) to the west (Figure 1). Vancouver is western Canada’s largest port.

Mineralization and Exploration History

Chronology of Exploration on the Paula Property

1989	Ernest G. Olfert staked the Ivor Claims 1 to 4 (the ‘‘Ivor Property’’) to cover lead-zinc showings that he found while prospecting east of the peak of Mount Mobley.

1991	The Ivor Property was optioned to MineQuest Exploration Associates Ltd. of Vancouver, British Columbia in the spring of 1991. MineQuest staked more claims around the original Ivor Property to cover possible extensions of the discovery showings. The additional claims were included in the Olfert option. R.V. Longe conducted a brief geological mapping program for MineQuest in the area within 1,500 ft (457 m) of the discovery showings.

1992	The peripheral claims around the original Ivor Property were allowed to lapse.

1993	M.J. van de Guchte conducted a program of geological mapping, prospecting, rock and soil geochemical surveys on the Ivor Property for MineQuest (Figures 4 and 8). He concluded that the Ivor Property claims were underlain by two distinct metavolcanic rock units that were separated by a thin sedimentary horizon that contained concentrations of lead and zinc near its base.

Mid 90s	The Olfert option expired and the Ivor Claims lapsed.

2006	The Paula Claims were map-staked by Joseph Lawrence of Cache Creek, British Columbia and subsequently sold to us.

2007 to 2008	On our behalf, Mr. Smith re-staked the Paula Claims and filed cash in lieu of assessment work.

Two reconnaissance exploration programs have been conducted in the Paula Property area. That work was done in 1991 and 1993. Both of those programs focused on a small area adjacent to the Ivor showings, which are located in the southeastern part of the current Paula Property. Most of the property area remains unexplored.

Mineralization at the Ivor showings is of the Noranda/Kuroko type massive sulphide. It is hosted at the base of a sedimentary layer within an intermediate to mafic submarine volcanic succession in the Paleozoic-age Eagle Bay Formation. As is typically associated with Noranda/Kuroko massive sulphide occurrences, the rocks beneath the mineralization are silicified and intensely altered.

Samples taken in 1989 from the Ivor trench contained: 0.72% lead and 10.15% zinc. A mineralized boulder found west of the trench contained 1.08% lead and 5.0% zinc. A sample taken from the trench in 1993 contained: 4.4 gm/mt (0.128 oz/ton) silver, 0.02% copper, 0.85% lead and in excess of 1.0% zinc. Another sample, taken from the boulder that was exposed about 180 ft (55 m) west-northwest of the trench, contained: a trace of silver, 0.004% copper, 0.063% lead, and 0.075% zinc.

The Paula Claims are adjacent to the western flank of a regional aeromagnetic high. This profile is disturbed by a significant local aeromagnetic high that is centered just northwest of the peak of Mount Mobley on the second Paula Claim. This aeromagnetic anomaly is located on the westerly trend of the horizon that hosts the Ivor showings, about 1.1 mi (1.75 km) west-northwest of the Ivor trench area. Commonly, massive sulphide deposits are accompanied by magnetic anomalies.

A regional stream sediment geochemical survey was conducted in the region around Mount Mobley and the Paula Property through a joint initiative by the federal and provincial governments. Three samples were taken from streams that drained the summit area of Mount Mobley. All of them had elevated metal contents. The most important was sample 761022 which exceeded the 95th centile for all samples in the regional survey in copper, cobalt and gold. It also exceeded the 90th centile in lead and the 70th centile in zinc.

Sample 761022 was taken from a stream directly down-slope from the aeromagnetic anomaly on the Paula Property. The Ivor showings are located on a stratigraphic horizon that trends westward into the area of the aeromagnetic high on the second Paula Claim. Massive sulphide mineralization hosted along this horizon in the area of the aeromagnetic high may be the source of the elevated metal concentrations in sample 761022.

Geological Report

We have obtained a geological report on the Paula Property that was prepared by Mr. John Ostler, a professional geologist, of Vancouver, BC. We commissioned the report in December 2006 and in October 2007, we requested Mr. Ostler to update the report. The geological report summarizes the results of exploration on the Paula Property and makes a recommendation for further exploration work.

Mr. Ostler completed the updated and amended report on April 20, 2008. His report is based upon a review of exploration data filed with the government of British Columbia. Mr. Ostler did not attend the property or conduct any exploration as part of its report preparation.

In his report, Mr. Ostler concludes that further exploration work on the Paula Property is recommended. He bases this decision on the fact that the Mineralization at the Paula Property area is of the Noranda/Kuroko type massive sulphide. Also, samples taken from Paula Property had elevated metal contents. Samples taken in 1989 contained: 0.72% lead and 10.15% zinc. A mineralized boulder found west of the trench contained 1.08% lead and 5.0% zinc. A sample taken from the trench in 1993 contained: 4.4 gm/mt (0.128 oz/ton) silver, 0.02% copper, 0.85% lead and in excess of 1.0% zinc. Also taken from the boulder that was exposed about 180 ft (55 m) west-northwest of the trench contained: a trace of silver, 0.004% copper, 0.063% lead, and 0.075% zinc. The most important was sample 761022 which exceeded the 95th centile for all samples in the regional survey in copper, cobalt and gold. It exceeded the 90th centile in lead and the 70th centile in zinc. Sample 761022 was taken down slope from the aeromagnetic anomaly in the property.

Recommendations

He recommends that a multi-phase program of exploration be conducted on the Paula Property. Because of the lack of previous work in the property area, it would be prudent to commence exploration with an initial phase of prospecting and 1:10,000-scale geological mapping. Focus should be on locating both of the strike extensions of the argillite layer that hosts mineralization at the Ivor showings. In a mapping and sampling program, the geologist is responsible for making observations regarding property rock formations, plotting data on property maps and choosing sample locations.

The subdued topography of most of the property area would make soil geochemical and induced polarization surveys most useful during a subsequent phase of work. Also during a second phase of exploration, mineral showings that were discovered during the first phase of mapping and prospecting should be trenched and sampled. In our initial two phases of exploration, we anticipate using sample bags, metal sample tags, record books, sample cards, flagging materials and maps.

If results of the aforementioned surface work are sufficiently positive, Mr Ostler recommends that more intrusive programs, such as machine trenching and drilling should be conducted. Each subsequent phase of exploration should be contingent upon reasonable encouragement for success gained from the results of previous phases of work.

Mr. Ostler proposes the following budget for this initial phase of exploration:

Note:    This budget is calculated assuming an exchange rate of $US1.00 : $CDN 1.10.

Item	$US	$US
Wages:
Geologist @ $US408 /day
10 days field work + 7 days reporting	$6,936
Prospector @ $US306
10 days field work	$3,060
	$9,996	$9,996
Transport:
Truck; 10 days @ $US102 /day	$1,020
Gasoline and oil	$408
	$1,428	$1,428
Camp Supplies and Communications:
Satellite phone; 1 month @ $US1,530/month	$1,530
Fly camp rental including tools and chain saw;
0.33 month @ $US816/month	$272
Camp supplies	$204
	$2,006	$2,006
Crew Costs:
Hotel; 2 nights @ $US80.40/night	$163
Camp food and restaurant meals	$612
	$775	$775
Reporting Costs:
Analysis of 30 rock samples @ $US51/sample	$1,530
Office costs	$204
	$1,734	$1,734
Goods and services tax (5% of previous items)		$757
		$16,696
Contingency; 10.8% of itemized budget		$1,804
TOTAL		$18,500

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in the province of British Columbia, specifically. Under these laws, prior to production, we have the right to explore the property, subject only to a notice of work which may entail posting a bond if we significantly disturb the property surface.

We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the currently planned work programs. Because there is presently no information on the size, tenor, or quality of any resource or reserve, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potentially economic deposit is discovered.

If we enter into production, the cost of complying with permit and regulatory environmental laws will be greater than in the exploration phases because the impact on the project area is greater. Permits and regulations will control all aspects of our future production program if the project continues to that stage because of the potential impact on the environment. Examples of regulatory requirements include:

•	Water discharge will have to meet certain water standards;

•	Dust generation will have to be minimal or otherwise re-mediated;

•	Dumping of material on the surface will have to be re-contoured and re-vegetated;

•	All material to be left on the surface will need to be assessed to ensure that it is environmentally benign;

•	Groundwater will have to be monitored for any potential contaminants;

•	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

•	There will have to be an impact report of the work on the local fauna and flora.

Because there will not be any appreciable disturbance to the land during our exploration program on the Paula Property, we will not have to seek any government approvals prior to conducting exploration.

Employees

We have no employees as of the date of this prospectus other than our director.

Research and Development Expenditures

We have not incurred any other research or development expenditures since our incorporation.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Plan of Operation

Our plan of operation for the twelve months following the date of this prospectus is to complete the recommended phase one and phase two mapping and sampling programs on the Paula Property. We anticipate that the costs of these programs will be approximately $18,500.

We intend to retain John Ostler, professional geologist, to undertake the proposed exploration on the Paula Property given his familiarity with the property area. We do not have any verbal or written agreement regarding the retention of John Ostler for this exploration program, though he has indicated that if he is available, he is prepared to provide his service.

Mr. John Ostler is a professional geologist who holds a Bachelor of Arts degree in Geography (Geomorphology) and Geology from the University of Guelph in Ontario, Canada in 1973 and a Master of Science degree in Geology from Carleton University of Ottawa, Ontario, Canada in 1977. He has been engaged in the study and practice of the geological profession for over 35 years. He is registered as a Professional Geoscientist with the Association of Professional Engineers and Geoscientists of British Columbia.

We intend to commence the initial phase of exploration in the early fall of 2008 and anticipate that it will take approximately one month to complete, including the interpretation of all data collected.

We will proceed with the phase two exploration program in the late spring of 2008. We expect this program will take approximately one month to complete. The details of this exploration are described in greater detail in the section entitled ‘‘Description of Property.’’

Once this data is collected, it will be analyzed by our directors and the geologist who oversees the exploration program.

We anticipate spending an additional $30,000 on professional fees, including fees payable in connection with the filing of this registration statement and complying with reporting obligations. Total expenditures over the next 12 months are therefore expected to be $46,500. Management believes that we will be able to satisfy our cash requirements for approximately seven months.

While we have enough funds on hand to complete the initial two phases of exploration on the Paula Property, we will require additional funding to cover our administrative expenses and additional exploration of the Paula Property. We anticipate that additional funding will be required in the form of equity financing from the sale of our common stock. However, we do not have any arrangements in place for any future equity financing.

If we do not secure additional funding for exploration expenditures, we may consider seeking an arrangement with a joint venture partner that would provide the required funding in exchange for receiving a part interest in the Paula Property. We have not undertaken any efforts to locate a joint venture partner. There is no guarantee that we will be able to locate a joint venture partner who will assist us in funding exploration expenditures upon acceptable terms.

If we are unable to arrange additional financing or find a joint venture partner for the Paula Property, our business plan will fail and operations will cease.

Office

We do not have an ownership or leasehold interest in any property. Our office is located on the premises of our Chairman at 2280 – 68th Street NE, Calgary, Alberta T1Y 7M1. Our offices contain office furniture and equipment sufficient to administer our current business. Our Chairman donates this office space to us.

Legal Proceedings

There are no pending, nor to our knowledge threatened, legal proceedings against us.

Market for Common Equity and Related Stockholders Matters

There is presently no public market for our common stock and there has never been a market for our common stock. We anticipate applying for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we cannot assure you that our shares will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, that:

(a)	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

(b)	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws;

(c)	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

(d)	contains a toll-free telephone number for inquiries on disciplinary actions;

(e)	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

(f)	contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

The broker or dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

(a)	bid and offer quotations for the penny stock;

(b)	the compensation of the broker-dealer and its salesperson in the transaction;

(c)	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

(d)	a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Rule 144 Shares

There are currently no outstanding warrants for the purchase of shares of common stock and no shares of common stock reserved under any employee stock option plans. As of the date of this prospectus, 6,600,000 shares of common stock are issued and outstanding, including the 2,600,000 shares of common stock which have been registered for resale in this prospectus. There currently are no shares of common stock or common stock equivalents which can be resold in the public market in reliance upon the safe harbor provisions of Rule 144, as promulgated under the Securities Act of 1933.

Since 2,600,000 shares of our common stock have been held for a period of at least six months by persons who are not our affiliates (and who have not been our affiliates for at least three months prior to the date of sale of such stock), these 2,600,000 shares will become available for resale to the public after we have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for at least 90 days and provided that we satisfy the requirements regarding the availability of current public information about us. After June 29, 2008, all of these shares will have been held for a period of at least one year, so they will be eligible for resale to the public after we have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for at least 90 days, regardless of the availability of current public information about us.

As of the date of this prospectus, persons who are our affiliates hold 4,000,000 shares of our outstanding common stock. In general, under Rule 144, as currently in effect, a person who is an affiliate of ours, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months would be entitled to sell their securities provided that they sell only a number of securities that does not exceed the greater of either of the following:

(a)	1% of the number of shares of the company’s common stock then outstanding which, in our case, will equal 6,600,000 shares as of the date of this prospectus; or

(b)	If our shares are listed on a national securities exchange (which listing is not currently contemplated), the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

These sales under Rule 144 are also subject to the availability of current public information about us.

Shareholders of Our Common Stock

As of the date of this prospectus, we have 29 shareholders of record.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Delaware Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Securities Authorized For Issuance under Equity Compensation Plans

We do not have any securities authorized for issuance under any equity compensation plans.

Management’s Discussion and Analysis or Results of Operations

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Results of Operations for the Fiscal Year Ended February 29, 2008

We have not earned any revenues from the period from our inception on April 13, 2006 to February 29, 2008. We do not anticipate earning revenues unless we enter into commercial production on the Paula Property which is doubtful. We have not commenced the exploration stage of our business and can provide no assurance that we will discover economic mineralization on the Paula Property, or if such minerals are discovered, that we will enter into commercial production.

We incurred operating expenses in the amount of $3,099 for the fiscal year ended February 29, 2008. These operating expenses were comprised of mineral property expenditures (including the technical report) of $2,174, filing fees of $850 and general expenses of $75.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons, our auditors believe that there is substantial doubt that we will be able to continue as a going concern.

Results of Operations for the Fiscal Year Ended February 28, 2007

We incurred operating expenses in the amount of $5,068 for the period from our inception on April 13, 2006 to February 28, 2007. These operating expenses were comprised of mineral property expenditures (including the technical report) of $4,360, filing fees of $550 and general expenses of $158.

Liquidity and Capital Resources

To date, we have raised $29,000 through the sale of our common stock and have incurred expenses of $8,167. Our projected financial requirements for the next 12 months are $47,600. We plan to finance the cost of Phase One of the exploration program and administration costs from cash on hand, plus advances from our President if the need arises.

We will require additional funding in order to proceed with any additional recommended exploration program following the completion of Phase One. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock or advances from our President, if the need arises. We do not have any arrangements in place for any future equity financing or loans.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

We have not had changes in or disagreements with accountants on accounting and financial disclosure. LBB & Associates Ltd., LLP has served as our accounting firm since our inception.

Directors, Executive Officers, Promoters and Control Persons

Our sole executive officer and director and her age as of the date of this prospectus is as follows:

Name	Age	Title
Nigar Lila	58	President, Secretary, Treasurer, Chief Executive Officer and Director

Biographical Information

Set forth below is a brief description of the background and business experience of our sole executive officer and director:

Ms. Nigar Lila has acted as our president, secretary, treasurer, chief executive officer and as a director since June 30, 2006. Since September 2003, Ms. Lila has served as a Lease Operator at Canada Post. Previously, Ms. Lila was a customer service supervisor at Bank of Montreal. Since 1998, Ms. Lila provided investor relation consulting services to various mining companies, including Camflo Mines, ONA Exploration, International Panorama Resources, and CZM Capital Corp. Ms. Lila does not have any professional training or technical credentials in the exploration, development and operation of mines.

Ms. Lila intends to devote approximately 20% of her business time to our affairs.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Director Independence

Our determination of independence of directors is made using the definition of ‘‘independent director’’ contained under Rule 4200(a)(15) of the Rules of FINRA, even though such definitions do not currently apply to us because we are not listed on NASDAQ.

Employees

We have no employees other than Nigar Lila.

Executive Compensation

Since our incorporation on April 13, 2006, we have not compensated and have no arrangements to compensate our sole officer and director Ms. Nigar Lila for her services to us as an officer. We have not granted any stock options to Ms. Lila; there are no stock option, retirement, pension, or profit sharing plans for the benefit of Ms. Lila; and, we have not entered into any employment or consulting agreements with Ms. Lila. In addition, we do not pay Ms. Lila any compensation for serving as our director.

Security Ownership of Certain Beneficial Owners and Management

On June 19, 2006, we issued an aggregate of 4,000,000 shares of our common stock to our founders, officers and directors for aggregate consideration of $4,000. On June 30, 2006, our current president, Ms. Lila acquired the shares from the founders and assumed the position of officer and director of our Company.

The following table provides information regarding the beneficial ownership of our common stock as of the date of this prospectus by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our executive officers and directors; and

•	all of our officers and directors as a group.

Except as otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name, address and Title of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Class(1)
Nigar Lila	4,000,000	60.6%
President, Treasurer, Secretary and Director
2280 – 68th Street, NE
Calgary, Alberta, T1Y 7M12P
All Officers and Directors as a group	4,000,000	60.6%

(1)	The percentage of class is based on 6,600,000 shares of common stock issued and outstanding as of the date of this prospectus.

Certain Relationships and Related Transactions

Our former president, Steve Smith, acquired the Paula Property from Joseph Lawrence, a prospector, for CDN $1,000 and later staked two additional claims on our behalf. He is currently holding the Paula Property (currently comprised of three map-staked claims) in trust for our benefit.

Other than as noted above, none of the following parties has, or since our date of incorporation had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or executive officers;

•	Any person proposed as a nominee for election as a director;

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

•	Any member of the immediate family of any of the foregoing persons who has the same household as such person.

Disclosure of Commission Position on Indemnification for
Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the ‘‘Act’’) may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Available Information

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Financial Statements

[LBB Letterhead]

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Dolat Ventures, Inc.
(An Exploration Stage Company)
Calgary, Alberta, Canada

We have audited the accompanying balance sheets of Dolat Ventures, Inc. as of February 29, 2008 and February 28, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the year ended February 29, 2008 and periods from April 13, 2006 (Inception) through February 28, 2007 and February 29, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dolat Ventures, Inc. as of February 29, 2008 and February 28, 2007, and the results of its operations and its cash flows for the year ended February 29, 2008 and periods from April 13, 2006 (Inception) through February 28, 2007 and February 29, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP
Houston, Texas
March 25, 2008

DOLAT VENTURES, INC.
(An Exploration Stage Company)

Balance Sheets

	February 29, 2008	February 28, 2007
	-$-	-$-
ASSETS
Current assets
Cash	20,289	22,932
Total current assets	20,289	22,932
Mineral property (Note 3)	1,394	1,000
Total assets	21,683	23,932
LIABILITIES
Current liabilities
Accounts payables and accrued liabilities	850	—
Total current liabilities	850	—
STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 75,000,000 authorized, 6,600,000 issued and outstanding	6,600	6,600
Additional paid-in capital	22,400	22,400
Deficit accumulated during the exploration stage	(8,167)	(5,068)
Total stockholders’ equity	20,833	23,932
Total liabilities and stockholders’ equity	21,683	23,932

See Accompanying Accounting Policies and Notes to Financial Statements

DOLAT VENTURES, INC.
(An Exploration Stage Company)

Statements of Operations

	Year ended February 29, 2008	Period from April 13, 2006 (Inception) to February 28, 2007	Period from April 13, 2006 (Inception) to February 29, 2008
	-$-	-$-	-$-
EXPENSES
Mineral property expenditures (Note 3)	2,174	4,360	6,534
General and administrative	925	708	1,633
NET LOSS	(3,099)	(5,068)	(8,167)
Basic and diluted net loss per share	$(0.00)	$(0.00)
Weighted average shares outstanding	6,600,000	4,614,019

See Accompanying Accounting Policies and Notes to Financial Statements

DOLAT VENTURES, INC.
(An Exploration Stage Company)

Statements of Cash Flows

	Year ended February 29, 2008	Period from April 13, 2006 (Inception) to February 28, 2007	Period from April 13, 2006 (Inception) to February 29, 2008
	-$-	-$-	-$-
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(3,099)	(5,068)	(8,167)
Changes in operating assets and liabilities
Accounts payable and accrued liabilities	850	—	850
NET CASH USED IN OPERATING ACTIVITIES	(2,249)	(5,068)	(7,317)
CASH FLOWS FROM INVESTING ACTIVITIES
Mineral property acquisition	(394)	(1,000)	(1,394)
NET CASH FLOWS FROM INVESTING ACTIVITIES	(394)	(1,000)	(1,394)
CASH FLOWS FROM FINANCING ACTIVITIES
Common stock issued for cash	—	29,000	29,000
NET CASH FLOWS FROM FINANCING ACTIVITIES	—	29,000	29,000
NET INCREASE (DECREASE) IN CASH	(2,643)	22,932	20,289
CASH, BEGINNING OF PERIOD	22,932	—	—
CASH, END OF PERIOD	20,289	22,932	20,289
Supplemental cash flow information:
Cash paid for:
– Interest paid	—	—	—
– Income taxes paid	—	—	—

See Accompanying Accounting Policies and Notes to Financial Statements

DOLAT VENTURES, INC.
(An Exploration Stage Company)

Statement of Stockholders’ Equity
For the period from April 13, 2006 (Inception) to February 29, 2008

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Exploration Stage	Total
	Number	Par Value
		$	$	$	$
Balance, April 13, 2006 (inception)	—	—	—	—	—
Common stock issued for cash	6,600,000	6,600	22,400	—	29,000
Net loss	—	—	—	(5,068)	(5,068)
Balance, February 28, 2007	6,600,000	6,600	22,400	(5,068)	23,932
Net loss	—	—	—	(3,099)	(3,099)
Balance, February 29, 2008	6,600,000	6,600	22,400	(8,167)	20,833

See Accompanying Accounting Policies and Notes to Financial Statements

DOLAT VENTURES, INC.
(An Exploration Stage Company)

Notes to the Financial Statements
February 28, 2007 and February 29, 2008

1.    NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated in the State of Nevada on April 13, 2006 and is in the exploration stage. The Company has acquired a mineral property located in the Province of British Columbia, Canada, but has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of costs incurred for acquisition and exploration of the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying property, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and to complete the development of the property and upon future profitable production or proceeds from the sale thereof.

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred a loss since inception resulting in an accumulated deficit of $8,167 as at February 29, 2008 and further losses are anticipated in the development of its business, thus raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand and loans from directors and/or private placements of common stock.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Exploration Stage Company

The Company complies with Financial Accounting Standards Board Statement No. 7 ‘‘Accounting and Reporting by Development Stage Enterprises’’ in its characterization of the Company as an exploration stage enterprise.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Mineral Interests

Mineral property acquisition costs are capitalized in accordance with Emerging Issues Task Force Issue 04-2. Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. To date the Company has not established any reserves on its mineral properties.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

DOLAT VENTURES, INC.
(An Exploration Stage Company)

Notes to the Financial Statements
February 28, 2007 and February 29, 2008

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards (‘‘SFAS’’) No. 52, ‘‘Foreign Currency Translation,’’ foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Non monetary assets and liabilities are translated at the exchange rates prevailing at the transaction date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

Fair Value of Financial Instruments

The carrying value of cash approximates its fair value because of the short maturity of this instrument. Unless otherwise noted, it is management’s opinion the Company is not exposed to significant interest, currency or credit risks arising from this financial instrument.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then-known facts.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

At February 29, 2008, a full deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

Basic and Diluted Loss Per Share

The Company computes loss per share in accordance with SFAS No. 128, ‘‘Earnings per Share’’ which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants using the treasury method. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

DOLAT VENTURES, INC.
(An Exploration Stage Company)

Notes to the Financial Statements
February 28, 2007 and February 29, 2008

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-based Compensation

The Company has not adopted a stock option plan and has not granted any stock options. Accordingly, no stock-based compensation has been recorded to date.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the review indicates that the carrying amount of the asset may not be recoverable, the potential impairment is measured based on a projected discounted cash flow method using a discount rate that is considered to be commensurate with the risk inherent in the Company’s current business model. For purposes of recognition and measurement of an impairment loss, a long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

3.    MINERAL INTERESTS

Paula Property, British Columbia, Canada

On October 3, 2006, the Company acquired a 100% undivided right, title and interest in and to the ‘‘Paula Property’’ located in the province of British Columbia, Canada from an unrelated party for $1,000. The Company’s former President, Steve Smith, purchased the rights on behalf of the Company, and was reimbursed for the acquisition cost. Mr. Smith has agreed to contribute the claims to Dolat Ventures in order for the Company to mine these claims. On June 2007, the Company staked two additional mineral claims for a total cost of $394. These are held under the name of Mr. Smith. As of February 29, 2008, the claims were still in Mr. Smith’s name. The claims will be transferred to the Company at the shareholder’s basis ($1,394) when the Company determines it is economical to mine the claims. The Company has incurred property exploration costs totaling $6,534, which were expensed in the period from April 13, 2006 to February 29, 2008.

DOLAT VENTURES, INC.
(An Exploration Stage Company)

Notes to the Financial Statements
February 28, 2007 and February 29, 2008

4.    CAPITAL STOCK

The total number of common shares authorized that may be issued by the Company is 75,000,000 shares with a par value of one tenth of one cent ($0.001) per share.

During the year ended February 29, 2008, the Company issued 6,600,000 shares of common stock for total proceeds of $29,000:

	Number of Shares	Amount
Shares issued for cash
Pursuant to issuance of common ($0.001 each) on June 19, 2006	4,000,000	$4,000
Pursuant to issuance of common ($0.001 each) on June 29, 2006	1,000,000	1,000
Pursuant to issuance of common ($0.01 each) on August 21, 2006	800,000	8,000
Pursuant to issuance of common ($0.02 each) on December 1, 2006	800,000	16,000
Balance, February 29, 2008 and February 28, 2007	6,600,000	$29,000

At February 29, 2008, there were no outstanding stock options or warrants.

5.    INCOME TAXES

As of February 29, 2008, the Company had net operating loss carry forwards of approximately $8,167 that may be available to reduce future years’ taxable income through 2027. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The components of the deferred tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	February 29, 2008	February 28, 2007
	$	$
Net Operating Loss	3,099	5,068
Statutory Tax Rate	34%	34%
Effective Tax Rate	—	—
Deferred Tax Asset	1,050	1,730
Valuation Allowance	(1,050)	(1,730)
Net Deferred Tax Asset	—	—

Until September 8, 2008, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

DOLAT VENTURES, INC.

2,600,000 SHARES

OF

COMMON STOCK

PROSPECTUS

June 10, 2008